ASSET PURCHASE AGREEMENT

              ----------------------------------------------------

                                  By and Among


                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED,

                               BOWNE & CO., INC.,

                          WINSTAR COMMUNICATIONS, INC.

                                       and

                       WINSTAR LANSYSTEMS ACQUISITION, LLC



                            Dated as of July 31, 1998

              ----------------------------------------------------

                                TABLE OF CONTENTS


                                                                                                               Page

ARTICLE I--DEFINITIONS...........................................................................................1
         SECTION 1.1       Certain Defined Terms.................................................................1

ARTICLE II--PURCHASE AND SALE....................................................................................10
         SECTION 2.1       Purchase and Sale of Acquired Assets; Excluded Assets.................................10
                           (a)      Purchase and Sale of Acquired Assets.........................................10
                           (b)      Excluded Assets..............................................................12
         SECTION 2.2       Assumed Liabilities; Excluded Liabilities.............................................13
                           (a)      Liabilities Assumed by Purchaser.............................................13
                           (b)      Excluded Liabilities.........................................................13
         SECTION 2.3       Purchase Price........................................................................14
                           (a)      Purchase Price...............................................................14
                           (b)      Allocation of Purchase Price.................................................15
                           (c)      Adjustments..................................................................15
         SECTION 2.4       Closing...............................................................................16
         SECTION 2.5       Closing Deliveries by Seller..........................................................16
         SECTION 2.6       Closing Deliveries by Purchaser.......................................................17
         SECTION 2.7       Escrow................................................................................17

ARTICLE III--REPRESENTATIONS AND WARRANTIES OF SELLER AND BOWNE..................................................17
         SECTION 3.1       Organization; Authority, Etc..........................................................18
         SECTION 3.2       No Conflicts; No Violation............................................................18
         SECTION 3.3       Financial Information, Books and Records and Operating Data...........................19
         SECTION 3.4       No Undisclosed Liabilities............................................................20
         SECTION 3.5       Receivables...........................................................................20
         SECTION 3.6       Conduct in the Ordinary Course; Absence of Certain Changes, Events and
                           Conditions............................................................................21
         SECTION 3.7       Litigation............................................................................24
         SECTION 3.8       Certain Interests.....................................................................24
         SECTION 3.9       Compliance with Laws..................................................................24
         SECTION 3.10 Brokers....................................................................................25
         SECTION 3.11 Material Contracts.........................................................................25
         SECTION 3.12 Intellectual Property......................................................................27
         SECTION 3.13 Real Property..............................................................................27
         SECTION 3.14 Tangible Personal Property.................................................................28
         SECTION 3.15 Acquired Assets............................................................................28
         SECTION 3.16 Customers..................................................................................28
         SECTION 3.17 Suppliers..................................................................................29
         SECTION 3.18 Employment and Employee Benefit Matters....................................................29
         SECTION 3.19 Taxes......................................................................................29
         SECTION 3.20 Insurance..................................................................................30
         SECTION 3.21 Permits, Licenses, Certifications, Etc.....................................................30
         SECTION 3.22 Full Disclosure............................................................................30
         SECTION 3.23 No Other Representations or Warranties.....................................................30
         SECTION 3.24 No Knowledge of Breach of Parent or Purchaser Representations..............................31


ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT...............................................31
         SECTION 4.1       Organization; Authority, Etc..........................................................31
         SECTION 4.2       No Conflicts; No Violation............................................................32
         SECTION 4.3       Brokers...............................................................................33
         SECTION 4.4       Financial Capacity....................................................................33
         SECTION 4.5       Litigation............................................................................33
         SECTION 4.6       No Other Representations or Warranties................................................33
         SECTION 4.7       No Knowledge of Breach of Seller Representations......................................33

ARTICLE V--ADDITIONAL AGREEMENTS.................................................................................33
         SECTION 5.1       Conduct of Business of the Division Prior to the Closing..............................33
         SECTION 5.2       Access to Information.................................................................34
         SECTION 5.3       Confidentiality.......................................................................35
         SECTION 5.4       Regulatory and Other Authorizations; Notices and Consents.............................35
         SECTION 5.5       Notice of Developments................................................................36
         SECTION 5.6       Hiring of Employees...................................................................37
         SECTION 5.7       No Shopping...........................................................................37
         SECTION 5.8       Further Assurances....................................................................38
         SECTION 5.9       Non-Competition.......................................................................39
         SECTION 5.10 Shared Support and Personnel...............................................................40
         SECTION 5.11 Liabilities to be Paid at Closing..........................................................41
         SECTION 5.12 Other Information..........................................................................41
         SECTION 5.13 Certain Lease Expenses.....................................................................41
         SECTION 5.14 HSR Filing Fees............................................................................42

ARTICLE VI--CONDITIONS TO CLOSING................................................................................42
         SECTION 6.1       Conditions to Obligations of Seller...................................................42
                           (a)      Purchaser's Deliveries.......................................................42
                           (b)      Antitrust Matters............................................................42
         SECTION 6.2       Conditions to Obligations of Parent and Purchaser.....................................42
                           (a)      Consents and Approvals.......................................................42
                           (b)      Seller's Deliveries..........................................................42
                           (c)      Antitrust Matters............................................................42

ARTICLE VII--INDEMNIFICATION.....................................................................................43
         SECTION 7.1       Indemnification and Reimbursement.....................................................43

ARTICLE VIII--TERMINATION AND WAIVER.............................................................................46
         SECTION 8.1       Termination...........................................................................46

ARTICLE IX--GENERAL PROVISIONS...................................................................................47
         SECTION 9.1       Miscellaneous.........................................................................47


SCHEDULES


2.1(a)(i)          Leased Real Property
2.1(a)(vii)        Assigned Contracts
2.1(a)(viii)       General, financial and personnel records, computer software programs and databases
2.1(a)(xii)        All Other Assets, except
2.1(a)(xiii)       Permits, except
2.1(b)(i)          Excluded Contracts
2.1(b)(vi)         Other Excluded Assets
3.2                No Conflicts; No Violation
3.3                Financial Information, Books and Records and Operating Data
3.4                No Undisclosed Liabilities
3.5                Receivables
3.6                Conduct in the Ordinary Course; Absence of Certain Changes,
                    Events and Conditions
3.7                Litigation
3.9                Compliance with Laws
3.11(a)            Material Contracts
3.11(b)            Material Contracts valid and binding and in full force and effect, except
3.11(c)            Customer Contracts constituting Backlog
3.12               Intellectual Property
3.13               Real Property
3.14               Tangible Personal Property
3.15(a)            Acquired Assets--good and marketable title to Acquired Assets
3.15(b)            Acquired Assets--constitute all properties, assets and rights necessary to conduct business of Division
3.15(c)            Acquired Assets-- Purchaser will retain Seller's interest in the Acquired Assets without incurring any penalty
3.16               Customers

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3.17               Suppliers
3.18               Employment and Employee Benefit Matters
3.20               Insurance
3.21               Permits, Licenses, Certifications, Etc.
5.10               Shared Support and Personnel
6.2(a)             Required Vendor Consents


EXHIBITS

A        --        Escrow Agreement
B        --        Bill of Sale
C        --        Assignment and Assumption Agreement

                            ASSET PURCHASE AGREEMENT


                  ASSET PURCHASE AGREEMENT, dated as of July 31, 1998, by and among DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED, a Delaware corporation ("Seller"), BOWNE & CO., INC., a Delaware corporation ("Bowne"), WINSTAR COMMUNICATIONS, INC., a Delaware corporation ("Parent"), and WINSTAR LANSYSTEMS ACQUISITION, LLC, a Delaware limited liability company ("Purchaser").

                                               W I T N E S S E T H:

                  WHEREAS, the LANSystems division of Seller (the "Division") is engaged in the business of the management of electronic information and provision of other information technology services, including systems integration, consulting and software development; and

                  WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the assets of the Division, upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, Bowne is the owner of all of the outstanding capital stock of Seller; and

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Seller and Purchaser hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Acquired Assets" has the meaning specified in Section 2.1 (a).

     "Acquisition Transaction" has the meaning specified in Section 5.7.

     "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

     "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

     "Affiliated Party Transaction" has the meaning specified in Section 3.6(i).

     "Agreement" or "this Agreement" means this Asset Purchase Agreement, dated as of July 31, 1998, among Seller, Bowne, Parent and Purchaser (including all of the Exhibits and Schedules hereto), and all amendments hereto made in accordance with the provisions of Section 9.1(e).

     "Assigned Contracts" has the meaning specified in Section 2.1(a)(vii).

     "Assignment and Assumption Agreement" has the meaning specified in Section 2.5(b).

     "Assumed Liabilities" has the meaning specified in Section 2.2(a).

     "Backlog" means, as of the date in question, the value to Seller of the portion of Customer Contracts outstanding on such date which has not been completed by Seller. For purposes of determining the amount of Backlog, such value shall be determined in accordance with GAAP and, with respect to any portion thereof derived from Customer Contracts on a time and materials basis, shall be based on Seller's good faith judgment as to the amount of time necessary to complete such Customer Contracts.

     "Backlog Deficiency" means an amount equal to the difference, if positive, between (a) $7.8 million and (b) the Backlog, as of the Closing Date, of Customer Contracts in effect on the Transfer Date for which Purchaser receives the economic benefit. For purposes of this Agreement, "economic benefit" means the receipt by Purchaser of payment within 45 days after the due date for all work performed by it after the Closing Date and timely billed or the receipt of consent of the customer to the assignment of the Customer Contract to Purchaser. Purchaser shall be deemed to have received the economic benefit of a Customer Contract if it receives the economic benefit of such Customer Contract for a period of sixty (60) days after the Closing Date or such shorter period until the scheduled expiration or termination of such Customer Contract or the termination of such Customer Contract by the customer because of the failure of performance by Purchaser.

     "Bill of Sale" has the meaning specified in Section 2.5(a).

     "Bowne" has the meaning specified in the head paragraph of this Agreement.

     "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

     "Claim Notice" has the meaning specified in Section 7.1(d).

     "Closing" has the meaning specified in Section 2.4.

     "Closing Date" has the meaning specified in Section 2.4.

     "Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time.

     "control" (including the terms "controlling", "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

     "Customer Contracts" means the Assigned Contracts pursuant to which the Division provides the services of the Division relating to the management of electronic information and the provision of other information technology services and products, including systems integration, consulting and software development.

     "Customer Information" means the names, identities, addresses, books, records, files, data, contracts, correspondence and all other information regarding the customers of the Division.

     "Damages" has the meaning specified in Section 7.1(c).

     "Division" has the meaning specified in the first recital clause.

     "dollars" and "$" means the lawful currency of the United States of America.

     "Employee Plan" means any plan, contract, commitment, program, policy, arrangement, understanding or practice providing benefits to any employee, former employee, director or agent of Seller employed in the business of the Division (whether or not the person maintains, contributes to, or is bound by any such plan, contract, commitment, program, policy, arrangement, understanding or practice), including, without limitation, (a) any "employee benefit plan" (within the meaning of Section 3(3) of ERISA), (b) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, contract, commitment, program, policy, arrangement, understanding or practice, (c) any plan, contract, commitment, program, policy, arrangement, understanding or practice providing for "fringe benefits" or perquisites, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical or sick leave and medical, dental, hospitalization, life insurance and other types of insurance, (d) any pension plan, and (e) any Multiemployer Plan (as defined in ERISA).

     "Encumbrance(s)" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement with a creditor or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     "ERISA" means the Employee Retirement Income Security Act of 1974 and the related regulations, in each case as amended as of the date hereof and as the same may be amended or modified from time to time. References to titles, subtitles, sections, paragraphs or other provisions of ERISA and the related regulations also refer to successor provisions.

     "Escrow Agent" means The Bank of New York.

     "Escrow Agreement" means the escrow agreement to be entered into on the Closing Date by and between Seller, Purchaser and Escrow Agent substantially in the form attached hereto as Exhibit A.

     "Escrow Amount" means the sum of $3,000,000 deposited with the Escrow Agent pursuant to Section 2.3(a) hereof and the Escrow Agreement, as such sum may be increased or decreased in accordance with the terms of the Escrow Agreement.

     "Excluded Assets" has the meaning specified in Section 2.1(b).

     "Excluded Contracts" has the meaning specified in Section 2.1(b)(i).

     "Excluded Liabilities" has the meaning specified in Section 2.2(b).

     "Excluded  Trademarks"  has the meaning  specified in the proviso of clause
(c) of the definition of Intellectual Property.

     "Factored Receivables" means the Receivables factored to an Affiliate of Seller.

     "Financial Statements" has the meaning specified in Section 3.3(a).

     "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

     "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal (mediation, alternative dispute resolution or otherwise) or judicial or arbitral body.

     "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money or for the deferred purchase price of property or services, except trade accounts payable and accrued liabilities that arise in the ordinary course o business, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person under letters of credit, guaranties or similar facilities or agreements, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, and (g) all indebtedness referred to in clauses (a) through (e) above secured by any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

     "Indemnified Party" has the meaning specified in Section 7.1(d).

     "Indemnifying Party" has the meaning specified in Section 7.1(d).

     "Independent Accountant" has the meaning specified in Section 2.3(c)(iii).

     "Independent Appraiser" has the meaning set forth in Section 2.3(b).

     "Intellectual  Property" means (a)  inventions,  whether or not patentable,
(b) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (c) trademarks, service marks, trade dress, logos, trade names, brand names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, and the goodwill of the Division relating thereto; provided, however, that the name "Donnelley Enterprise Solutions Incorporated" or any variations, combinations, derivation or modifications hereof shall not be Intellectual Property which is an Acquired Asset (the "Excluded Trademarks"), (d) copyrights (registered or otherwise) and registrations and applications for registration thereof, (e) computer software, including, without limitation, source codes, operating systems and specifications, data, databases, files, documentation and other materials related thereto, (f) trade secrets and confidential, technical and business information, (g) whether or not confidential, technology (including know-how), manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (h) copies and tangible embodiments of all the foregoing, (i) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (j) all rights to sue or recover and retain damages and costs and attorneys' fees for present and past infringement of any of the foregoing, in each case used primarily in, or relating to, the operation of the business of the Division.

     "Interim Balance Sheet" has the meaning specified in Section 3.3(a).

     "Interim Financial Statements" has the meaning specified in Section 3.3(a).

     "Inventories"   means   all   inventory,   merchandise,   finished   goods,
work-in-process, raw materials, packaging, supplies and similar personal property owned by Seller related exclusively to the business of the Division and maintained, held or stored by or for Seller as of a particular date and any prepaid deposits for any of the same at such date.

     "IRS" means the Internal Revenue Service of the United States or any successor agency.

     "Knowing Breaches" has the meaning specified in Section 7.1(e).

     "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

     "Leased Real Property" has the meaning set forth in Section 2.1(a)(i).

     "Liabilities" means any and all debts (including all Indebtedness), liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

     "Material Adverse Effect" means any circumstance, change in, or effect on, the Division, the Acquired Assets or Seller that, individually or together with any other circumstances, changes in, or effects on, the Division, the Acquired Assets or Seller: (a) is, or is reasonably likely to be, materially adverse to the business, results of operations, business or financial prospects, condition (financial or otherwise), employee relationships or customer or supplier relationships of the Division or its operations, the Acquired Assets or Liabilities taken as a whole, or (b) is reasonably likely to materially adversely affect either the ability of Purchaser to operate or conduct the business of the Division in the manner in which it is currently operated or conducted by Seller or the ability of a party hereto to consummate any of the transactions contemplated hereby.

     "Material Contracts" has the meaning specified in Section 3.11(a).

     "Material   Vendor   Contracts"  has  the  meaning   specified  in  Section
3.11(a)(i).

     "1997 Financial Statements" has the meaning specified in Section 3.3(a).

     "Parent" has the meaning specified in the head paragraph of this Agreement.

     "Permits" has the meaning specified in Section 2.1(a)(xiii).

     "Permitted Encumbrances" means (a) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings and (b) such imperfections or exceptions to title, if any, as do not, and could not reasonably be expected to, individually or in the aggregate, materially diminish the value of any material Acquired Asset, materially interfere with the alienability, financeability, ownership, use, occupancy or operation of any such property, or materially impair or interfere with the operations of the business of the Division.

     "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     "Purchase Price" has the meaning specified in Section 2.3(a).

     "Purchaser" has the meaning specified in the head paragraph of this Agreement.

     "Receivables" means any and all accounts receivable, notes and other amounts receivable by Seller or Affiliates from third parties, billed or unbilled, whether or not factored, including, without limitation, customers, arising exclusively from the conduct of the business of the Division before the Closing Date.

     "Receivables Transfer Report" has the meaning specified in Section 3.5(b).

     "Seller" has the meaning specified in the head paragraph of this Agreement.

     "Seller's Transaction Costs" shall mean costs and expenses paid or accrued to third parties by Seller in connection with the transactions contemplated by this Agreement.

     "Shared Support" has the meaning specified in Section 5.10(a).

     "Tangible   Personal   Property"  has  the  meaning  specified  in  Section
2.1(a)(ii).

     "Tax" or "Taxes" means federal, state, local or foreign (A) any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, disability, workers' compensation, unemployment compensation, natural resources, occupation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, alternative minimum or gains taxes or other tax of any kind whatsoever; license, registration and documentation fees, and customs duties, tariffs, and similar charges and (B) liability of Seller for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person.

     "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

     "Threshold" has the meaning specified in Section 7.1(e).

     "Transaction Documents" means this Agreement, the Escrow Agreement and the other agreements, certificates, documents and instruments executed and delivered by a party in connection with the transactions contemplated hereby.

     "Transfer Date" means August 1, 1998.

     "Transition Period" has the meaning specified in Section 5.10(a).

                                   ARTICLE II
                                PURCHASE AND SALE

     SECTION 2.1 Purchase and Sale of Acquired Assets; Excluded Assets.

     (a) Purchase and Sale of Acquired Assets.  Except as otherwise  provided in
Section 2.1(b), pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser and Purchaser shall purchase and accept from Seller, all of Seller's (or in the case of Factored Receivables, any Affiliate of Seller) right, title and interest in, to and under the properties, tangible and intangible assets, goodwill, privileges, claims, contracts and business of Seller constituting the Division, as it shall exist on the Transfer Date, subject to changes in the ordinary course of business between the Transfer Date and the Closing Date, but excluding the Excluded Assets (all of the foregoing being referred to collectively as the "Acquired Assets"), including, but not limited to, the following:

          (i) the real property leased by Seller as tenant for the exclusive use of the Division set forth on Schedule 2.1(a)(i), together with, to the extent leased by Seller, all buildings and other structures, facilities or improvements currently or hereafter located thereon and used by the Division, all fixtures, systems, equipment and items of personal property of Seller attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing (collectively, the "Leased Real Property");

          (ii) all items of tangible personal property, or distinct groups of equipment, supplies, furniture, fixtures, personalty, vehicles and other tangible personal property used in the business of the Division or owned or leased by Seller for the use of the Division, other than Inventories (collectively, the "Tangible Personal Property");

          (iii) all Inventories;

          (iv) all Receivables and all cash generated from Receivables or otherwise from the operation of the business of the Division collected between the Transfer Date and the Closing Date in excess of cash applied to the payment of Assumed Liabilities;

          (v) all Customer Information;

          (vi) all Intellectual Property, including without limitation all rights to the "LANSystems" name and all derivations thereof and all telephone and telecopier numbers and "Website" (URL) and IP and e-mail addresses used primarily by the Division;

          (vii) all contracts pertaining to the business of the Division, including but not limited to those contracts which are listed and described on Schedule 2.1(a)(vii) (the "Assigned Contracts"), but not including the Excluded Contracts, and all deposits received with respect to the Assigned Contracts;

          (viii) all general, financial and personnel records, computer software programs and databases (including source codes), correspondence and other files, operating data, records and documents (A) set forth on Schedule 2.1(a)(viii) or (B) which relate to, or are used in, the business of the Division, in either case in whatever form (including electronic media) and wherever located on the Closing Date;

          (ix) all claims, warranty rights, causes of action, choses in action, rights of recovery and rights of set-off of Seller of any kind pertaining to or arising out of the business of the Division on or after the Transfer Date;

          (x) all rights to goods and services and all other economic benefits arising out of prepayments, payments in advance and deposits by Seller to the extent related to the operations of the Division, including, but not limited to, prepaid rents, service contracts and the costs of producing and developing continuing marketing and advertising programs, but excluding any prepaid taxes;

          (xi) the goodwill incident to the business of the Division;

          (xii) other than as set forth in Schedule 2.1(a)(xii), all other assets of Seller used exclusively in the business of the Division, not included within the categories described above, whether or not included or reflected in the Financial Statements or on the books and records of Seller; and

          (xiii) all licenses, permits or franchises issued by any federal, state, municipal or governmental authority which relate exclusively to the Facilities, the Leased Real Property or the business of the Division on the Closing Date, to the extent transferable (the "Permits"), except for those licenses, permits or franchises listed on Schedule 2.1(a)(xiii).

     (b) Excluded Assets.  Notwithstanding anything to the contrary contained in
Section 2.1(a), it is expressly understood and agreed that all of Seller's right, title and interest as of the Transfer Date in and to the following properties and assets (the "Excluded Assets") are specifically excepted from the Acquired Assets to be transferred to Purchaser pursuant to Section 2.1(a):

          (i) Seller's right, title and interest in the contracts  identified on
     Schedule 2.1(b)(i) (the "Excluded Contracts");

          (ii) all cash and cash equivalents or similar types of investments, such as certificates of deposit, Treasury bills and other marketable securities, except as provided in Section 2.1(a)(iv);

          (iii) the Excluded Trademarks;

          (iv) all owned real property of Seller, including all buildings, structures and other improvements situated thereon;

          (v) all insurance policies of Seller and all rights of Seller of every nature and description under or arising out of such insurance policies; and

          (vi) the other assets listed on Schedule 2.1(b)(vi).

     SECTION 2.2 Assumed Liabilities; Excluded Liabilities.

     (a) Liabilities Assumed by Purchaser. Purchaser shall undertake, assume, perform and otherwise pay, satisfy and discharge, only the following Liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):

          (i) all debts, obligations and liabilities of Seller which arise on account of Purchaser's operation of the Division and the use of the Acquired Assets;

          (ii) all obligations and liabilities under the Permits transferred to Purchaser to the extent relating to periods on and after the Transfer Date;

          (iii) trade accounts invoiced not more than 30 days prior to the Transfer Date; and

     (iv) Liabilities and obligations arising under the Assigned Contracts on and after the Transfer Date, but with respect to each such Assigned Contract, only if the obligations thereunder directly relate to, or have arisen out of, the business of the Division after the Transfer Date.

     (b) Excluded Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume or otherwise become liable for any Liabilities or obligations of Seller, whether or not arising out of the operation of the business of the Division (collectively, the "Excluded Liabilities"), all of which shall be retained by Seller. The Excluded Liabilities shall include, without limitation:

          (i) any Indebtedness of Seller;

          (ii) any Liability of Seller for any Taxes, including any sales or other Taxes arising in connection with the consummation of the transactions contemplated hereby;

          (iii) any Liability of Seller for Seller's Transaction Costs;

          (iv) any Liability of Seller resulting from, arising out of, relating to, in the nature of, or caused by, any breach of warranty, product liability, breach of contract, or tort arising or resulting from actions taken prior to the Closing Date, including without limitation (A) Liabilities or obligations arising with respect to work performed under the Assigned Contracts prior to the Transfer Date, (B) Liabilities arising in connection with Seller's employment or termination of employment of any employee prior to the Closing Date (including, without limitation, severance payments, bonuses, deferred compensation or commissions due to employees) and (C) any Liabilities or obligations arising under the Excluded Assets or in connection with the termination thereof or any dispute thereunder;

          (v) any Liability of Seller under or pursuant to any Employee Plan or otherwise (including without limitation any bonuses and accrued but unpaid vacation and severance obligations) to employees of Seller and expenses reimbursable to employees;

     (vi) any Liability of Seller resulting from, arising out of, relating to, in the nature of, or caused by any infringement or violation of Law;

     (vii)  any  obligations  of  Seller   pursuant  to  any  Affiliated   Party
     Transaction; and

     (viii) any obligation of Seller to indemnify any Person by reason of the fact such Person was a director, officer, employee or agent of Seller or was serving at the request of Seller as a director, officer, employee or agent of another Person (whether such indemnification is pursuant to any statute, charter, bylaw, agreement or otherwise).

     SECTION 2.3 Purchase Price.

     (a) Purchase Price. In consideration for the Acquired Assets, and subject to the terms and conditions of this Agreement, Purchaser shall on the Closing Date (i) assume the Assumed Liabilities as provided in Section 2.1(a), (ii) transfer to the Escrow Agent the Escrow Amount by wire transfer in immediately available federal funds, and (iii) transfer to Seller $20,000,000 by wire transfer in immediately available federal funds to an account designated in writing by Seller to Purchaser at least two Business Days prior to the Closing Date (the sum of items (ii) and (iii) being, collectively, the "Purchase Price").

     (b) Allocation of Purchase Price. Purchaser and Seller agree that the Purchase Price payable by Purchaser for the Acquired Assets and the non-competition agreement set forth in Section 5.9 of this Agreement shall be allocated as required by Section 1060 of the Code and the Treasury regulations promulgated thereunder. Such allocation shall be prepared by Purchaser and shall be submitted to Seller within ninety (90) days after the Closing Date. Seller shall have thirty (30) days after receipt of Purchaser's allocation to object thereto by written notice to Purchaser. The parties shall negotiate in good faith to resolve any objections made by Seller as promptly as reasonably practicable. If the parties are unable to resolve any objection made by Seller, Seller and Purchaser shall select an independent appraiser (the "Independent Appraiser") that is mutually acceptable to both parties to resolve such dispute. The decision of the Independent Appraiser shall be final and binding on both parties and the costs and expenses of the Independent Appraiser shall be borne equally by such parties. All Tax Returns and reports filed by Purchaser and Seller with respect to the transactions contemplated by this Agreement shall be consistent with the allocation determined in accordance herewith.

     (c) Adjustments.

          (i) As promptly as practicable after the Closing Date, the parties shall make such adjustments to the Purchase Price as are necessary to reflect the operation of the business of the Division for the account of Purchaser during the period between the Transfer Date and the Closing Date, and shall make such payments to one another as are reflective of such adjustments.

          (ii) In addition to the adjustments provided for in Section 2.3(c)(i), the Purchase Price shall be reduced by (A) an amount equal to 50% of the Backlog Deficiency, if any, and (B) an amount equal to 50% of the difference, if any, between $4,181,000 and the Factored Receivables as of the Transfer Date.

          (iii) As promptly as reasonably practicable after all the information required for an adjustment pursuant to this Section 2.3(c) is available, Purchaser shall prepare a calculation of such adjustment and shall submit such calculation to Seller. Seller shall have thirty (30) days after receipt of Purchaser's calculation to object thereto by written notice to

     Purchaser. The parties shall negotiate in good faith to resolve any objection made by Seller as promptly as reasonably practicable. If the parties are unable to resolve any objection made by Seller, Seller and Purchaser shall select an independent firm of nationally recognized accountants (the "Independent Accountant") that is mutually acceptable to both parties to resolve such dispute. The decision of the Independent Accountant shall be final and binding on both parties and the costs and expenses of the Independent Accountant shall be borne equally by such parties.

     SECTION 2.4 Closing. Upon the terms and subject to all of the conditions of this Agreement, the sale and purchase of the Acquired Assets contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Graubard Mollen & Miller, 600 Third Avenue, New York, New York 10016, at 10:00 a.m. on the date which is three (3) Business Days after the satisfaction of the conditions set forth in Section 6.2 hereof, or at such other place or at such other time or on such other date as Purchaser and Seller may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). Notwithstanding the time of closing on the Closing Date, the parties agree that the Division shall be operated for the account of Purchaser commencing as of the opening of business on the Transfer Date.

     SECTION 2.5 Closing Deliveries by Seller. At or before the Closing, Seller shall deliver or cause to be delivered to Purchaser:

     (a) an original counterpart, duly executed by Seller, of a bill of sale ("Bill of Sale"), substantially in the form of Exhibit B, and sufficient to transfer to Purchaser valid and marketable title to all the Tangible Personal Property included in the Acquired Assets, free and clear of all Encumbrances;

     (b) an original counterpart, duly executed by Seller, of an agreement in the form attached as Exhibit C hereto ("Assignment and Assumption Agreement") by which Seller transfers to Purchaser all of Seller's rights and interests to and under the Assigned Contracts, the Intellectual Property, governmental licenses or Permits and any other property or interests included in the Acquired Assets and not transferred under the Bill of Sale, free and clear of all Encumbrances, and Purchaser assumes the Assumed Liabilities;

     (c) an original counterpart, duly executed by Seller, of the Escrow Agreement;

and

     (d) all other Transaction Documents required to be executed and delivered by Seller hereunder.

     SECTION 2.6 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

     (a) the portions of the Purchase Price to be delivered at Closing to Seller and the Escrow Agent pursuant to Section 2.3(a);

     (b) an original counterpart, duly executed by Purchaser, of the Assignment and Assumption Agreement;

     (c) an original counterpart, duly executed by Purchaser, of the Escrow Agreement; and

     (d) all other Transaction Documents required to be executed and delivered by Purchaser hereunder.

     SECTION 2.7 Escrow. Concurrently with the Closing, Seller and Purchaser shall enter into the Escrow Agreement with the Escrow Agent. In accordance with the terms hereof and of the Escrow Agreement, Purchaser shall deposit the Escrow Amount with the Escrow Agent, to be managed and paid out by the Escrow Agent in accordance with the Escrow Agreement.

                                   ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF SELLER AND BOWNE

     As an inducement to Purchaser to enter into this Agreement, Seller and Bowne hereby, jointly and severally, represent and warrant to Purchaser and Parent as follows:

     SECTION 3.1 Organization; Authority, Etc.

     (a) Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on the business of the Division as now being conducted and (iii) has all necessary corporate power and authority to enter into this Agreement and the Transaction Documents and to perform its obligations as contemplated hereunder and thereunder. All action necessary to be taken by Seller to authorize the execution, delivery and performance of this Agreement and all other Transaction Documents delivered and to be delivered by it in connection herewith has been duly and validly taken. This Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (b) Bowne (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) has all necessary corporate power and authority to enter into this Agreement and the Transaction Documents and to perform its obligations as contemplated hereunder and thereunder. All action necessary to be taken by Bowne to authorize the execution, delivery and performance of this Agreement and all other Transaction Documents delivered and to be delivered by it in connection herewith has been duly and validly taken. This Agreement constitutes the valid and binding obligation of Bowne, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 3.2 No Conflicts; No Violation. Except as set forth on Schedule 3.2, the execution, delivery and performance of this Agreement and the Transaction Documents by Seller and Bowne and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or result in any default under any provision of their respective Certificates of Incorporation or By-Laws, (ii) violate or result in any default under or give rise to any right of termination, revocation or modification of any indenture, license or other agreement to which either of them is a party or (iii) violate or result in any default under any law, regulation, order, writ, judgment or decree applicable to either of them or to the Division or any of the Acquired Assets or by which the ability of either of them to consummate the transactions to be consummated by it hereunder would be adversely affected as a consequence of such violation or default (except in the case of clauses (ii) and (iii), for such violations, defaults, terminations, revocations or modifications, as the case may be, which would not have a Material Adverse Effect). Except as described on Schedule 3.2, the execution and delivery of this Agreement and the Transaction Documents by Seller and Bowne do not and will not, and the performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby by them will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other third party (except for such consents, approvals, authorizations, actions, filings or notifications, the absence of which or the result of which, as the case may be, would not have a Material Adverse Effect). Each of Seller and Bowne is not in violation of any term of its Certificate of Incorporation or By-Laws or the provisions of any mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation or writ or decree of any court, governmental agency or instrumentality to which it or the Division or any of the Acquired Assets is subject, a violation of which would have a material adverse effect on its ability to perform its obligations under this Agreement or the Transaction Documents.

     SECTION 3.3 Financial Information, Books and Records and Operating Data.

     (a) Attached hereto as Schedule 3.3 are true and complete copies of (i) the balance sheet of the Division as at December 31, 1997, and the statement of income of the Division for the fiscal year then ended (collectively referred to herein as the "1997 Financial Statements"), each as included in the financial statements of Seller as at and ended on December 31, 1997 as Seller's financial statements were audited by Arthur Andersen LLP, and certified by the Chief Financial Officer of Seller as being true and complete in all material respects; and (ii) the unaudited balance sheet of the Division as at June 30, 1998 (the "Interim Balance Sheet"), and the related unaudited statement of income of the Division for the six-month period then ended and for each of the one-month periods included therein (collectively referred to herein as the "Interim Financial Statements" and, together with the 1997 Financial Statements, the "Financial Statements"). The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Division, (ii) present fairly the financial condition and results of operations of the Division as of the respective dates thereof and for the periods covered thereby, (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Division, (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Division and the results of operations of the Division as of the dates thereof or for the periods covered thereby; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments and lack complete footnotes and other presentation items in conformity with GAAP.

     (b) The books of account and other financial records of the Division (i) reflect all material items of income and expense and all material assets and Liabilities of the Division, (ii) are in all material respects complete and correct and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices in all material respects.

     SECTION 3.4 No Undisclosed Liabilities. The Division has no Liabilities other than Liabilities (i) reflected or reserved against on the Interim Balance Sheet, (ii) disclosed in Schedule 3.4 hereof, or (iii) incurred after the date of the Interim Balance Sheet, in the ordinary course of the business of the Division, which are of a nature and in amounts consistent with the past practices of the Division and which in the aggregate do not and are not reasonably likely to have a Material Adverse Effect. Reserves are reflected on the Interim Balance Sheet in amounts which are reasonable and that have been established on a basis consistent with the past practices of the Division and in accordance with GAAP.

     SECTION 3.5 Receivables.

     (a) Schedule 3.5 hereof sets forth, in all material respects, an aged list of the Receivables of the Division as of June 30, 1998, showing separately those Receivables that, as of such date, had been due and outstanding (a) 30 days or less, (b) 31 to 60 days, (c) 61 to 90 days, and (d) more than 90 days. Except to the extent, if any, reserved for on the Interim Balance Sheet, as adjusted for operations and transactions through the Closing Date consistent with past practice and custom of the Division or as set forth in Schedule 3.5, all Receivables reflected on the Interim Balance Sheet arose from, and the Receivables existing on the Closing Date will have arisen from, the sale of services or Inventory to Persons not affiliated with Seller in the ordinary course of the business of the Division consistent with past practice and, except as generally reserved against on the Interim Balance Sheet, as adjusted for operations and transactions through the Closing Date consistent with past practice and custom of the Division, constitute or will constitute, as the case may be, only valid, undisputed and collectible claims of the Division not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the business of the Division consistent with past practice.

     (b) On or before August 17, 1998, Seller shall deliver to Purchaser a list of receivables (the "Receivables Transfer Report") presented in the same manner as Schedule 3.5, of the Receivables of the Division as of July 31, 1998. Except to the extent, if any, reserved for in such list, all Receivables reflected thereon shall have arisen from the sale of services or Inventory to Persons not affiliated with Seller in the ordinary course of business of the Division consistent with past practice and will constitute only valid, undisputed and collectible claims of the Division not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the business of the Division consistent with past practice.

     (c) The aggregate amount of Factored Receivables at May 31, 1998 was approximately $4,181,000 and no additional Factored Receivables have been created since that date. No later than the date on which the conditions set forth in Section 6.2 are satisfied, Seller shall provide Purchaser with an itemized list of Factored Receivables outstanding at each of May 31, 1998, June 30, 1998 and July 31, 1998.

     SECTION 3.6 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since June 30, 1998, or as disclosed in Schedule 3.6, the business of the Division has been conducted in all material respects in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as so disclosed in Schedule 3.6, since June 30, 1998, Seller has not:

     (a) permitted or allowed any material assets or properties (whether tangible or intangible) of the Division to become subjected to any Encumbrance other than any Permitted Encumbrance;

     (b) incurred any obligation or Liability, with respect to the Division, absolute, accrued, contingent or otherwise, whether due or to become due, other than current Liabilities for trade obligations and corporate overhead expenses incurred in the ordinary course of the business of the Division consistent with past practice;

     (c) discharged or otherwise obtained the release of any material Encumbrance or paid or otherwise discharged any material Liability of the Division, other than current Liabilities incurred and discharged in the ordinary course of the business of the Division consistent with past practice;

     (d) failed to pay any creditor of the Division any material amount owed to such creditor upon the later of when such amount became due or within the applicable grace period except for such amounts being contested in good faith as disclosed on Schedule 3.6;

     (e) made any material changes in the customary methods of operations of the Division, including, without limitation, practices and policies relating to purchasing, Inventories, marketing, selling, pricing or payments and collections of accounts payable and Receivables of the Division;

     (f) made any capital expenditure or commitment for any capital expenditure for the Division in excess of $10,000 individually or $50,000 in the aggregate;

     (g) entered into any agreements or commitments relating to the Division involving exchanges of goods and services having a value in excess of $10,000 individually or $50,000 in the aggregate;

     (h) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets of the Division, real, personal or mixed (including, without limitation, leasehold interests and intangible assets), other than the sales of services and Inventories in the ordinary course of the business of the Division;

     (i) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or stockholders or with any relative of such Person or any Affiliate of any of them (each an "Affiliated Party Transaction");

     (j) granted any material increase, or announced any material increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by Seller to any of the employees of the Division, including, without limitation, any increase or change pursuant to any Employee Plan;

     (k) written down or written up (or failed to write down or write up if a write down or write up was required by GAAP) the value of any Inventories or Receivables or revalued any material assets of the Division;

     (l) made any change in any method of accounting or accounting practice or policy used by Seller with respect to the business of the Division, other than such changes required by GAAP;

     (m) failed to maintain any material portion of the Acquired Assets (including maintaining the value or benefits to Seller of any intangible property) in accordance with good business practice and, if applicable, in good operating condition and repair;

     (n) allowed any Permit that was issued or relates to the business of the Division or any Acquired Asset to lapse or terminate or failed to renew any such Permit or any insurance policy covering such business or any of the Acquired Assets;

     (o) amended, modified or consented to the termination of any Material Contract or the rights of Seller thereunder or received any notice of breach (or alleged breach) or termination of any Material Contract;

     (p) transferred or granted any rights in or to any Intellectual Property or permitted to lapse or go abandoned any material Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, Seller has any right, title, interest or license;

     (q) made any material express or deemed election or settled or compromised any material liability, with respect to Taxes of the Division;

     (r) suffered any casualty loss or damage with respect to any of the Acquired Assets, whether or not such loss or damage shall have been covered by insurance;

     (s) suffered any Material Adverse Effect; or

     (t) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.6 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.6, except as expressly contemplated by this Agreement.

     SECTION 3.7 Litigation. Except as disclosed in Schedule 3.7, there are no Actions by any Person pending before any Governmental Authority or, to Seller's knowledge, threatened to be brought by or before any Governmental Authority relating to the Acquired Assets or which could hinder, prevent or materially delay the consummation of the transactions contemplated by this Agreement. Seller is not subject to any Governmental Order relating to or affecting the Acquired Assets or the Division, nor to Seller's knowledge, is any such Governmental Order threatened to be imposed by any Governmental Authority.

     SECTION 3.8 Certain Interests. Neither Seller nor any officer or director of Seller employed in the business of the Division, nor any relative or spouse (or relative of such spouse) of any such Person, nor any Affiliate of any of the foregoing, is a party to any Affiliated Party Transaction or (i) has any direct or indirect financial interest in any competitor, supplier or customer of the Division; (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which Seller uses or has used in the conduct of the business of the Division; or (iii) has outstanding any Indebtedness to Seller other than advances for expenses made in the ordinary course of business consistent with past practices, not exceeding $25,000 in the aggregate.

     SECTION 3.9 Compliance with Laws.

     (a) Seller has conducted and continues to conduct the business of the Division in accordance with all Laws and Governmental Orders applicable to Seller, any of the Acquired Assets or the Division, and Seller is not in violation of any such Law or Governmental Order, including those relating to protection of the environment and employee health and safety, except where the failure to conduct the business of the Division in accordance with, or where the violation of, such Laws and Governmental Orders would not have a Material Adverse Effect. Notwithstanding the foregoing, there is no existing practice, action or activity of Seller relating to the Division and no existing condition of the Acquired Assets or the Division which may (i) violate or prevent compliance with, any health or occupational safety, environmental or other similar applicable Law, except where such violation or non-compliance would not have a Material Adverse Effect or (ii) give rise to any criminal or material civil liability.

     (b) Schedule 3.9 sets forth a brief description of each Governmental Order applicable to Seller or any of the Acquired Assets or the business of the Division, and no such Governmental Order has or has had or is reasonably likely to have a Material Adverse Effect.

     SECTION 3.10 Brokers. With the exception of fees and expenses payable to Nesbitt Burns Securities Inc., which shall be Seller's and Bowne's sole responsibility, no broker, finder or investment banker is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any employee, officer, director or Affiliate of Seller.

     SECTION 3.11 Material Contracts.

     (a) Schedule 3.11(a) lists each of the following contracts and agreements (including, without limitation, oral and informal arrangements) to which Seller is a party with respect to the Division or the Acquired Assets are otherwise subject (such contracts and agreements being "Material Contracts"), true and complete copies of each of which have been heretofore provided to Purchaser, except as set forth in Schedule 3.11(a):

          (i) each contract and agreement with a manufacturer, vendor or supplier of software, hardware, Inventory, spare parts, other materials or personal property or services to the Division, including any of the foregoing relating to market development funds ("Material Vendor Contracts");

          (ii) each Customer Contract and each contract and agreement for the sale of Inventory or other tangible or intangible personal property to any customer;

          (iii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements;

          (iv)  all  management   contracts  and  contracts   with   independent
     contractors or consultants (or similar arrangements);

          (v) all contracts and agreements relating to the Division giving rise to Liabilities or obligations of Seller exceeding $10,000;

          (vi) all contracts and agreements with any Governmental Authority;

          (vii) all contracts and agreements that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

          (viii) all contracts and agreements evidencing Affiliated Party Transactions;

          (ix) all contracts and agreements with or relating to employees, including employment contracts and Employee Plans;

          (x) all leases and other contracts and agreements relating to real estate and equipment or other Tangible Personal Property;

          (xi)  all  licenses,   contracts  and  other  agreements  relating  to
     Intellectual Property and technical certifications;

          (xii) all  contracts  and  agreements  for the  provision of temporary
     professional   manpower  or  employment  services,   including  those  with
     independent contractors, subcontractors and employment agencies; and

          (xiii) all other contracts and agreements, whether or not made in the ordinary course of the business of the Division, which are material to Seller or the conduct of the business of the Division or the absence of which could have a Material Adverse Effect;

     (b) Except as disclosed in Schedule 3.11(b), each Material Contract: (i) is valid and binding on Seller and, to Seller's knowledge, on the other respective parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. Seller is not, and to Seller's knowledge no other party thereto is, in material breach of, or material default under, any Material Contract. Neither party to a Material Contract has given notice to the other of termination of such contract or asserted or threatened to assert any claims with respect to any such contract. No other party to a Material Contract has prepaid any amount for work which has not been performed.

     (c) As of July 29, 1998, the Division had a Backlog of approximately $10.4 million. Schedule 3.11(c) sets forth a true and complete listing of the Customer Contracts constituting the Backlog as of such date and sets forth each Customer Contract by customer, customer order number and the amount of such Backlog relating thereto.

     SECTION 3.12 Intellectual  Property. The Intellectual Property described in
Schedule 3.12 constitutes all the Intellectual Property (both owned and licensed) used or held or intended to be used by Seller in the conduct of the business of the Division and there are no other items of Intellectual Property that are material to the Division or its business. Seller has clear record title to or a presumably valid or subsisting license to use all such Intellectual Property, has not granted a license to use such Intellectual Property to any third party, does not know of any third party that may be infringing on such
Intellectual Property, has not had asserted against it any claim for infringement of any trademark, service mark, or trade name of another Person, and is not infringing any trademark, service mark or trade name of another Person.

     SECTION 3.13 Real Property. Schedule 3.13 lists: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee (including each subleasor and sublessee) and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the term (referencing applicable renewal periods) and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Real Property, (iv) the current use of each such parcel of Leased Real Property and (v) all other locations where employees of the Division are based or the business of the Division is conducted.

     SECTION 3.14 Tangible Personal Property. Schedule 3.14 lists all material items of Tangible Personal Property.

     SECTION 3.15 Acquired Assets.

     (a) Seller owns, leases or has the legal right to use all the Acquired Assets, including, without limitation, the Leased Real Property, the Intellectual Property and the Tangible Personal Property used in the conduct of the business of the Division and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used by Seller in or relating to the conduct of the business of the Division. Except as set forth on Schedule 3.15(a), Seller has good and marketable title to or, in the case of leased or subleased Acquired Assets, valid and subsisting leasehold interests in, all the Acquired Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

     (b) Except as set forth in Schedule 3.15(b), the Acquired Assets constitute all the properties, assets and rights forming a part of, used, held, and all such properties, assets and rights constitute all of the same which are necessary to conduct the business of the Division in the manner conducted by Seller immediately prior to the date hereof. Seller has caused the Acquired Assets to be maintained, including maintaining the value or benefits to Seller of any intangible property, in accordance with good business practice and, if applicable, in good operating condition and repair, ordinary wear and tear excepted.

     (c) Except as set forth in Schedule 3.15(c), following the consummation of the transactions contemplated by this Agreement, Purchaser will own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain Seller's respective interest in the Acquired Assets without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement. Immediately following the Transfer Date, Purchaser shall have access to all documents, books, records, agreements and financial data of any sort used by Seller in the conduct of the business of the Division.

     SECTION 3.16 Customers. Listed in Schedule 3.16 are the names and addresses of all the customers of the Division that purchased services from Seller with an

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


aggregate value of $10,000 or more since June 30, 1995 and the amount during such period for which each such customer was invoiced. Seller has not received any actual notice or has any reason to believe that any customer of the listed in Schedule 3.16 that purchased services from Seller with an aggregate value of $10,000 or more during the six-month period ended June 30, 1998, has ceased, or will cease, to use the services of the Division, or has substantially reduced, or will substantially reduce, the use of such services.

     SECTION 3.17 Suppliers. Listed in Schedule 3.17 are the names and addresses of the twenty (20) largest suppliers from which Seller ordered hardware, software, supplies, merchandise, temporary employees, subcontracting services, and other goods or services for use in the business of the Division during the six-month period ended June 30, 1998 and the amount for which each such supplier invoiced Seller during such period. Seller has not received any actual notice or has any valid reason to believe that any such supplier will not, after the Closing, continue to sell such goods or services to Purchaser on terms and conditions substantially similar to those currently provided to Seller, subject only to general and customary price increases.

     SECTION 3.18 Employment and Employee Benefit Matters. Schedule 3.18 contains a correct and complete list of all collective bargaining, employment, labor and similar agreements, Employee Plans and employee manuals whether written or oral, to which Seller is a party or by which it is bound and relate to employees of the Division. True and correct copies of all such agreements and other documents have been supplied to Purchaser. Seller has complied with its obligations related to, and is not in default under, any written or oral employment agreements, collective bargaining agreements, Employee Plans or any written personnel policies to which it is a party or by which it is bound. Seller is in compliance with all applicable Laws respecting employees, employment practices, Employee Plans, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices. Schedule 3.18 also sets forth the names, position and compensation rate and technical certifications of each employee of the Division. Except as described on Schedule 3.18, Seller has no Liabilities with respect to the employees of the Division or any Employee Plan to which such employees are subject.

     SECTION 3.19 Taxes. All Taxes payable by Seller and by any other person, firm or corporation which will or may be liabilities of Seller, for all periods ending on or before June 30, 1998, have been paid in full, or have been fully and specifically reserved against on the Interim Balance Sheet. Seller has timely filed all federal, state, local and foreign Tax Returns required to have been filed by it to the date hereof. There are no Actions now threatened or pending against Seller in respect of Taxes, governmental charges or assessments.

     SECTION 3.20 Insurance.

     (a) Schedule 3.20 sets forth a list of each material insurance policy (including policies providing property, casualty, liability, errors and omissions, workers' compensation, and bond and surety arrangements) under which Seller is or has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time since January 1, 1997, in each case with respect to the Division or the Acquired Assets.

     (b) With respect to each such insurance policy, the policy is in full force and effect and legal, valid, binding and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 3.21 Permits, Licenses, Certifications, Etc. Schedule 3.21 sets forth all of the material Permits used, held, or desirable or necessary in connection with the conduct of the business of the Division. No material Permit which had been obtained, used or held by the Seller has been revoked in the last year. True and complete copies of all material Permits have been furnished to Purchaser.

     SECTION 3.22 Full Disclosure. No representation or warranty of Seller in this Agreement, nor any statement or certificate furnished or to be furnished to Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     SECTION 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement and the other
Transaction Documents, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller.

     SECTION 3.24 No Knowledge of Breach of Parent or Purchaser Representations. Seller is not aware that either Parent or Purchaser is in breach of any of its representations or warranties contained in this Agreement or any other Transaction Documents.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                             OF PURCHASER AND PARENT

     As an inducement to Seller to enter into this Agreement, Purchaser and Parent hereby, jointly and severally, represent and warrant to Seller and Bowne as follows:

     SECTION 4.1 Organization; Authority, Etc.

     (a) Parent (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) has all necessary corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to perform its obligations as contemplated hereunder and thereunder. All action necessary to be taken by Parent to authorize the execution, delivery and performance of this Agreement and all other Transaction Documents delivered and to be delivered by Parent in connection herewith has been duly and validly taken. This Agreement constitutes the valid and binding obligation of Parent, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (b) Purchaser (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and
(iii) has all necessary power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to perform its obligations as contemplated hereunder and thereunder. All action necessary to be taken by Purchaser to authorize the execution, delivery and performance of this

Agreement and all other Transaction Documents delivered and to be delivered by Purchaser in connection herewith has been duly and validly taken. This Agreement constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 4.2 No Conflicts; No Violation. The execution, delivery and performance of this Agreement and the Transaction Documents by each of Parent and Purchaser and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or result in any default under any provision of their respective Certificates of Incorporation, By-Laws, Certificate of Formation or other constituent documents, (ii) violate or result in any default under or give rise to any right of termination, revocation or modification of any indenture, license or other agreement to which Parent or Purchaser is a party or (iii) violate or result in any default under any law, regulation, order, writ, judgment or decree applicable to Parent or Purchaser or by which the ability of Parent or Purchaser to consummate the transactions to be consummated hereunder would be adversely affected as a consequence of such violation or default (except in the case of clauses (ii) and (iii), for such violations, defaults, terminations, revocations or modifications, as the case may be, which would not have a material adverse effect on either Parent or Purchaser or materially delay the ability of Parent or Purchaser to consummate the transactions contemplated hereunder). The execution and delivery of this Agreement and the Transaction Documents by each of Parent and Purchaser does not, and the performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby by each of Parent and Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other third party (except for such consents, approvals, authorizations, actions, filings or notifications, the absence of which, or the result of which, as the case may be, would not have a material adverse effect on either Parent or Purchaser or materially delay the ability of Parent or Purchaser to consummate the transactions contemplated hereunder). Each of Parent and Purchaser is not in violation of any term of its Certificate of Incorporation, By-Laws, Certificate of Formation or other constituent documents or the provisions of any mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation or writ or decree of any court, governmental agency or instrumentality to which it is subject, a violation of which would have a material adverse effect on its ability to perform its obligations under this Agreement or the Transaction Documents.

     SECTION 4.3 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser or any employee, officer, director or Affiliate of Parent or Purchaser.

     SECTION 4.4 Financial Capacity. Parent or Purchaser has sufficient funds available to consummate the transactions described in this Agreement and to fund all disbursements of the Division on the Closing Date.

     SECTION 4.5 Litigation. There is no material Action pending or, to the knowledge of Parent or Purchaser, threatened in any jurisdiction which seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

     SECTION 4.6 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement and the other Transaction Documents, none of Parent, Purchaser or any other Person makes any other express or implied representation or warranty on behalf of Parent or Purchaser.

     SECTION 4.7 No Knowledge of Breach of Seller Representations. Neither Parent nor Purchaser is aware that Seller is in breach of any of its representations or warranties contained in this Agreement or any other agreements contemplated hereby.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

     SECTION 5.1 Conduct of Business of the Division Prior to the Closing. Seller covenants and agrees that, between the Transfer Date and the Closing Date, Purchaser shall have effective control of the business of the Division without restriction except those reasonably required to protect Bowne and, in connection therewith, Seller shall conduct the business of the Division in the ordinary course consistent with Seller's prior practices. Seller shall use its reasonable efforts to (A) preserve intact the Division and its business organization, (B) keep available to Purchaser the services of the executives and employees of the Division (it being understood that Purchaser and Parent assumes the risk associated with such personnel changes), (C) continue in full force and effect without material modification, except as agreed to by Purchaser, all all existing policies or binders of insurance currently maintained in respect of the Division, (D) preserve Seller's current relationships with its customers, suppliers and other Persons of the Division with which it has significant business relationships; (E) exercise, but only after notice to Purchaser, any rights of renewal pursuant to the terms of any Material Contract which by its terms would otherwise expire; and (F) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of Seller in this Agreement to be untrue or result in a breach of any covenant made by Seller herein. SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP, USE OR OPERATION OF THE BUSINESS OF THE DIVISION AND THE ACQUIRED ASSETS BY PURCHASER OR PARENT AFTER THE CLOSING, EXCEPT FOR THE REPRESENTATIONS WITH RESPECT TO THE MATERIAL CONTRACTS CONTAINED IN SECTION 3.11(a).

     SECTION 5.2 Access to Information.

     (a) From the date hereof until the Closing, upon reasonable notice, Seller shall cause Seller and Seller's officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of Seller as they relate to the Division and to those officers, directors, employees, agents, accountants and counsel of Seller who have knowledge relating to the Division or its business, and (ii) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of Purchaser such additional financial and operating data and other information regarding the assets, properties and goodwill of the Division (or legible copies thereof) as Purchaser may from time to time reasonably request.

     (b) In order to facilitate the resolution of any claims made by or against Parent, Purchaser, Seller or Bowne with respect to the Division after the Closing Date or for any other reasonable purpose, for a period of seven years following the Closing, each party shall (i) retain the books and records which relate to the Division or the Acquired Assets in their possession for the period of time set forth in the record retention policies of each party as of the date hereof or for such longer period as may be required by law or any applicable court order; provided, however, that the parties shall retain books and records relating to Taxes or Tax Returns until a date that is no earlier than six months after the expiration of the applicable statute of limitations with respect to such Taxes or Tax Returns and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Parent, Purchaser, Seller or Bowne, as the case may be, reasonable access (including the right to make photocopies), during normal business hours, to such books and records.

     SECTION 5.3 Confidentiality. Each party hereto agrees, and shall cause its respective agents, representatives, Affiliates, employees, officers and directors to, treat and hold as confidential (and not disclose or provide access to any Person) all non-public information of the other parties hereto, including without limitation, information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the other parties hereto and their respective businesses and operations. In the event that such party or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, such party shall provide the other with prompt written notice of such requirement so that such other party may seek a protective order or other remedy or waive compliance with this Section 5.3. In the event that such protective order or other remedy is not obtained, or such other party waives compliance with this Section 5.3, the disclosing party shall furnish only that portion of such confidential information which is legally required to be provided and shall exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information. Each party hereto agrees and acknowledges that remedies at law for any breach of its obligations under this Section 5.3 are inadequate and that in addition thereto the other parties hereto shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach. Notwithstanding any other provision of this Section 5.3, the obligations of Purchaser and its agents, representatives, Affiliates, employees, officers and directors under this Section 5.3, with respect to information regarding the Division, shall terminate upon the Closing.

     SECTION 5.4 Regulatory and Other Authorizations; Notices and Consents.

     (a) Each party hereto shall use its reasonable efforts to obtain any authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its or their execution and delivery of, and the performance of its or their respective obligations pursuant to, this Agreement and will cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals.

     (b) Seller shall promptly give such notices to third parties and use its best efforts to obtain such third party consents and, with respect to the Leased Real Property, estoppel certificates as Purchaser may, in its reasonable discretion, deem necessary or desirable in connection with the transactions contemplated by this Agreement.

     (c) Seller knows of no reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated hereby will not be obtained or received.

     (d) Seller further agrees that, in the event that any consent, approval, authorization or assignment necessary or desirable to preserve for the business of the Division or Purchaser any right or benefit under any lease, license, contract, commitment or other agreement or arrangement included in the Acquired Assets is not obtained or received prior to the Closing, Seller will, subsequent to the Closing, cooperate fully with Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. Upon receipt by Parent, Purchaser or Seller following the Closing Date of the consent of a third party to any such contract or agreement that is by its terms or at law non-assignable without such consent, such contract or agreement shall, without any further action on the part of Parent, Purchaser or Seller, be deemed to have been assigned by Seller to Purchaser and assumed by Purchaser as of the date of such consent. If such consent, approval, authorization or assignment cannot be obtained, Seller shall, to the extent reasonably possible and to the extent it would not cause any material obligation on Seller, keep such contracts or agreements in effect and provide Purchaser with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement as if such consent, approval, authorization or assignment has been obtained and, if Seller provides such rights and benefits, Purchaser shall be responsible for the obligations and burdens of Seller thereunder to the extent contemplated herein.

     SECTION 5.5 Notice of Developments. Prior to the Closing, each party to this Agreement shall promptly notify the other parties to this Agreement in writing of any of the following matters which come to such party's attention:
(i) all events, circumstances, facts and occurrences, including the commencement or threat of any Action, which are reasonably likely to result in a breach of a

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



representation or warranty or covenant of such party in this Agreement or which has the effect of making any representation or warranty of such party in this Agreement untrue or incorrect, and (ii) all other material developments affecting the Acquired Assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations or employee relations, or the business or financial condition of the Division or any other event which is reasonably likely to prohibit or materially delay the consummation of the transactions contemplated hereby. Seller shall update the Schedules to this Agreement up to and through the Closing Date by delivering a revised Schedule to Purchaser promptly after the occurrence of an event or the discovery of a fact which causes such Schedule to be inaccurate or incomplete; provided however, that delivery of a revised Schedule as provided above shall not cure any breach of this Agreement which resulted from the inaccuracy of any representation or warranty of Seller made herein.

     SECTION 5.6 Hiring of Employees. Purchaser shall be permitted to interview all employees of Seller engaged in the business of the Division and discuss with, and offer employment to, any of such employees. It is understood and agreed, however, that Purchaser shall not be obligated to offer employment to any of Seller's employees.

     SECTION 5.7 No Shopping.

     (a) From and after the date hereof until the termination of this Agreement, without the express written consent of Purchaser, neither Seller nor Bowne shall, directly or indirectly, (i) solicit, initiate discussions or engage in negotiations with any Person (whether or not such negotiations are initiated by Seller), other than Purchaser, relating to the possible acquisition, whether by way of merger, reorganization, purchase of capital stock, purchase of assets, management agreement or otherwise (any such acquisition being referred to in this Section 5.7 as an "Acquisition Transaction"), of any interest in Seller related to the Division or any Acquired Asset (other than Inventory or obsolete, damaged or worn assets sold or otherwise disposed of in the ordinary course of the business of the Division and consistent with past practice), (ii) provide information with respect to Seller related to the Division or any Acquired Asset to any Person, other than Purchaser, in connection with a possible Acquisition Transaction or (iii) enter into a transaction with any Person, other than
Purchaser, concerning a possible Acquisition Transaction. Prior to the termination of this Agreement, if Seller receives an unsolicited offer or proposal relating to a possible Acquisition Transaction, Seller shall immediately notify Purchaser and provide information to Purchaser as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal (including, without limitation, the proposed price and financing therefor).

     (b) The parties hereto recognize and acknowledge that a breach by Seller of this Section 5.7 will cause irreparable and material loss and damage to Purchaser as to which it will not have an adequate remedy at law or in damages. Accordingly, each party acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach.

     SECTION 5.8 Further Assurances.

     (a) Seller from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Acquired Assets, or to better enable Purchaser to complete, perform or discharge any of the Assumed Liabilities.

     (b) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its best efforts:

          (i) to obtain any licenses, permits, consents, approvals, authorizations, qualifications and orders of federal, state, local and foreign governmental authorities as are required in connection with the consummation of the transactions contemplated hereby and by the Transaction Documents;

          (ii) to effect all necessary registrations and filings;

          (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including, without limitation, governmental agencies or officials), challenging this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby; and

          (iv) subject to appropriate confidentiality protections, to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

     SECTION 5.9 Non-Competition. Seller and Bowne agree that neither they nor any of their Affiliates under their control will, for a period of eighteen (18) months from the Closing Date (three (3) years from the Closing Date with respect to clause (v)), directly or indirectly, (i) engage in the business of reselling hardware as a separate business entity; (ii) provide local area network implementation other than through Purchaser or another local area network provider as part of a contractual relationship encompassing other services;
(iii) provide communications services that compete with the communications services provided by Purchaser or its Affiliates; (iv) provide services that compete with Parent's current broadband capabilities; (v) hire or solicit for employment any employee of Purchaser or its Affiliates; or (vi) interfere with, disrupt or attempt to disrupt the relationship between Purchaser and any of its lessors, lessees, licensors, licensees, customers or suppliers. For the avoidance of doubt, and not by way of limitation, it is contemplated that Bowne, Seller and their Affiliates will engage in (a) applications development related to the Internet; (ii) consulting related to Internet, intranet and extranet applications; (iii) document management application and workflow management processes; (iv) database management; (v) document creation or document repurposing services; and (vi) other services that may emerge in furtherance of the strategy of Bowne and its Affiliates of empowering information except as otherwise prohibited by the first sentence of this Section 5.9. In the event that Bowne, Seller or any of their controlled Affiliates are asked by their clients to provide any of the services then prohibited by the first sentence of this Section 5.9, Bowne and Seller agree that they will, and will cause their controlled Affiliates to, make reasonable efforts to recommend the Purchaser as the provider of those services. Seller and Bowne acknowledge and agree that a substantial and legally sufficient portion of Purchase Price is attributable to the non-competition provisions of this Section 5.9 and Seller and Bowne expressly waive any right to assert inadequacy of consideration as a defense to enforcement of the non-competition provision of this Section 5.9 should such enforcement ever become necessary. Seller and Bowne acknowledge that a remedy at law for any breach or attempted breach of this Section 5.9 will be inadequate and further agrees that any breach of this Section 5.9 will result in irreparable harm to the business of the Division; and Seller and Bowne covenant and agree not to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Whenever possible, each provision of this Section 5.9 shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this
Section 5.9 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Section 5.9. If any provision of this Section 5.9 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this
Section 5.9 but shall be  confined in its  operation  to the  provision  of this
Section 5.9 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 5.9 should ever be deemed to exceed the time or geographic limitations permitted by the applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

     SECTION 5.10 Shared Support and Personnel.

     (a) The parties acknowledge that certain administrative and support services and the use of certain computer and other equipment, databases and other facilities (the "Shared Support") is shared by the Division with other operations of Seller. During the period from the Transfer Date to the date of February 28, 1999, or the six month anniversary of the Closing Date (the "Transition Period"), without cost to Purchaser, Seller shall provide all such Shared Support relating to the operation of the business of the Division by Purchaser after the Transfer Date in the same manner as such Shared Support was provided by Seller during the period prior to the Transfer Date, including without limitation the effectuation of the matters specified in Schedule 5.10.

     (b) During the Transition Period, Seller will use reasonable efforts to continue to employ the person presently holding the positions of Controller of the Division and the persons acting as E-mail administrator, procurement supervisor, payroll manager and accounts payable manager in the Chicago office of the Division to assist Purchaser in matters within their respective responsibilities and the other matters referred to in Section 5.10(a).

     (c) The parties agree to negotiate in good faith to resolve any disputes, disagreements, questions or queries with respect to the sharing of any of Seller's assets or services provided for herein, including the determination of whether or not an asset is an Acquired Asset.

     SECTION 5.11 Liabilities to be Paid at Closing. On or before the Closing Date, Seller shall pay or otherwise satisfy (except to the extent a good faith dispute exists) (a) all liabilities and obligations of Seller to and with respect to its employees for all periods prior to the Transfer Date, (b) all trade payables invoiced more than 30 days prior to the Transfer Date, and (c) all liabilities and obligations of Seller arising under the leases for the Leased Real Property for all periods prior to the Transfer Date. On or before August 31, 1998, Seller will provide Purchaser with a list of all matters as to which disputes exist.

     SECTION 5.12 Other Information. If, in order to properly prepare documents required to be filed with governmental authorities or its financial statements, or for another legitimate purpose, it is necessary that a party be furnished with additional information and such information is in the possession of the other party, such other party shall furnish such information, if it is reasonably available, in a timely manner to the party requiring such information, at the cost and expense of the party being furnished such information.

     SECTION 5.13 Certain Lease Expenses.

     (a) Seller shall be responsible for, and shall reimburse Purchaser with respect to, all costs incurred in connection with obtaining the consent of any landlord of Leased Real Property to the assignment of the lease therefor to Purchaser including any increases in the rent or other charges payable under such lease for the period during which Purchaser shall be the tenant thereunder. If any such costs or increases are allocable to the period of Purchaser's tenancy, Seller shall pay such costs or increases directly to the landlord at the time such consent is obtained and shall obtain from the landlord a release of Purchaser with respect thereto.

     (b) If Seller is unable to obtain the consent of a landlord to the assignment to Purchaser of a lease for Leased Real Property, Seller shall reimburse Purchaser for the aggregate rent payable by Purchaser for the same or other premises of comparable size and character which is in excess of the rent payable under the original lease for the remaining term of the original lease, such payment to be made at the time Purchaser executes the lease for the same or other premises.

     (c) The  provisions  of this  Section  5.13  shall  not be  subject  to the
limitations  regarding   indemnification  set  forth  in  Article  VII  of  this
Agreement.

SECTION 5.14 HSR Filing Fees. Purchaser and Seller shall share equally the fee for filing the Pre-Merger Notification under the HSR Act.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

     SECTION 6.1 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions:

     (a) Purchaser's Deliveries. Purchaser shall have delivered to Seller at the Closing the items specified in Section 2.6 hereof; and

     (b) Antitrust Matters. Any filings required to be made by Purchaser under the HSR Act shall have been made and the specified waiting period thereunder shall have expired.

     SECTION 6.2 Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

     (a) Consents and Approvals. Purchaser shall have received, each in form and substance satisfactory to Purchaser, in its reasonable good faith determination, consents to the assignment to Purchaser of the contracts listed in Schedule 6.2(a) or receipt by Purchaser from the vendors or partners party to such contracts of other contracts or instruments providing the same benefits to Purchaser; provided, however, that the failure to obtain such consents of, or the benefits under such contracts or instruments due to the failure to retain employees or personnel shall not be a condition to Purchaser's obligations to close under this Section 6.2(a).

     (b) Seller's Deliveries. Seller shall have delivered to Purchaser at the Closing the items specified in Section 2.5 hereof; and

     (c) Antitrust Matters. Any filings required to be made by Seller under the HSR Act shall have been made and the specified waiting periods thereunder shall have expired.

                                   ARTICLE VII
                                 INDEMNIFICATION

     SECTION 7.1 Indemnification and Reimbursement.

     (a) Seller and Bowne, jointly and severally, shall indemnify, defend and hold harmless Purchaser from and against, and shall reimburse Purchaser for, any Damages (as hereinafter defined) which may be sustained, suffered or incurred by Purchaser, whether as a result of third-party claims or otherwise, and which arise from or in connection with or are attributable to (i) the breach of any of representations, warranties or covenants of Seller contained in this Agreement,
(ii) the ownership and operation of the Acquired Assets before the Transfer Date, (iii) any Excluded Liability, (iv) Taxes for which Purchaser or any Affiliate of Purchaser may become liable with respect to income earned but not received by Purchaser or any Affiliate of Purchaser with respect to the Factored Receivables or (v) all Receivables as set forth in the Receivables Transfer Report, net of reserves and allowances as set forth in the Interim Balance Sheet, are not collected within 45 days after their due date or within 45 days after the Closing Date, whichever is later. This indemnity shall survive the Closing for a period of eighteen months after the Closing Date except that with respect to claims arising as a result of a breach or alleged breach of the representations and warranties in Section 3.15, it shall survive without limitation as to time and that with respect to claims arising as a result of a breach or alleged breach of the representations and warranties in Section 3.19 or pursuant to the preceding clause (iv), it shall survive until three months after the expiration of the statute of limitations with respect to each Tax at issue. Any claim for indemnity asserted within the relevant period shall survive until resolved. The indemnity provided in this Section 7.1(a) shall be the sole and exclusive remedy of Purchaser and Parent against Seller and Bowne except in the case of fraud. It being understood that any adjustments to the Purchase Price pursuant to Section 2.3(c) shall not be limited by this Section 7.1(a).

     (b) Purchaser and Parent, jointly and severally, shall indemnify, defend and hold harmless Seller from and against, and shall reimburse Seller for, any Damages which may be sustained, suffered or incurred by Seller, whether as a result of third-party claims or otherwise, and which arise from or in connection with or are attributable to (i) the breach of any of the representations, warranties and covenants of Purchaser contained in this Agreement, (ii) the ownership and operation of the Acquired Assets on and after the Transfer Date or
(iii) any Assumed Liability. This indemnity shall survive the Closing for a period of eighteen months after the Closing Date. Any claim for indemnity asserted within the relevant period shall survive until resolved. The indemnity provided in this Section 7.1(b) shall be the sole and exclusive remedy of Seller and Bowne and against Purchaser and Parent except in the case of fraud.

     (c) As used herein, the term "Damages" means the dollar amount of any loss, damage, expense or liability, including, without limitation, reasonable attorneys' fees and disbursements incurred by an Indemnified Party in any action or proceeding between the indemnified party and the indemnifying party or between the Indemnified Party and a third party, which is determined to have been sustained, suffered or incurred by a party and to have arisen from or in connection with an event or state of facts which is subject to indemnification under this Agreement. The amount of Damages shall be the amount finally determined by a court of competent jurisdiction (after the exhausting of all appeals) or the amount agreed to upon settlement in accordance with the terms of this Agreement, if a third-party claim, or by the parties, if a direct claim of one party against another.

     (d) Any party seeking indemnification hereunder (an "Indemnified Party") shall, with reasonable promptness, notify in writing the party required to make such indemnification payment (the "Indemnifying Party") of such claim, identifying the basis for such claim and the amount or the estimated amount thereof to the extent then determinable, which estimate shall not be conclusive of the final amount of such claim (the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. If such claim is a third party claim, the Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the reasonable fees and expenses of such counsel with regard thereto; provided, however, that any Indemnified Party is hereby authorized, prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose reasonable fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnified Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its


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own counsel,  but the fees and expenses of such counsel  shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties of any such proceeding (including any impleaded parties) included both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may not be settled by any party without the prior written consent of the other party (which consent will not be unreasonably withheld) unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to it. Notwithstanding the foregoing, the Indemnifying Party may settle any third-party claim without the prior written consent of the Indemnified Party if such claim is exclusively for monetary damages. To the extent that a claim with respect to a Receivable under
Section 7.1(a)(v), Purchaser shall assign such Receivable to Seller without recourse upon its receipt of the indemnification payment. If Seller thereafter collects all or any part of such Receivable, 50% of the amount collected shall be added back to the amounts available for indemnification payments to Purchaser pursuant to Section 7.1(e).

     (e) No Indemnifying Party shall be required to indemnify an Indemnified Party pursuant to this Article 7 unless the aggregate of all amounts for which indemnity would otherwise be due against it exceeds $100,000 (the "Threshold"), in which event such indemnification shall apply to all Damages suffered by the Indemnified Party including the first $100,000 thereof, and does not exceed $3,000,000 or in the case of fraud and breaches of warranties and representations which, at the time made, Seller or Bowne knew or should have known were untrue ("Knowing Breaches") does not exceed the Purchase Price.
Except for claims for indemnification which may be made subsequent to the eighteen month period beginning on the Closing Date pursuant to Section 7.1(a) and for claims based on fraud and Knowing Breaches, all claims for Damages by Seller or Parent shall be satisfied solely from amounts in the Escrow Account.

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                                  ARTICLE VIII
                             TERMINATION AND WAIVER

     SECTION 8.1 Termination.

     (a) This Agreement may be terminated at any time prior to the Closing as follows:

          (i) by mutual written consent of Seller, Bowne, Parent and Purchaser;

          (ii) by Seller, (A) if Parent or Purchaser shall have failed to perform any of its covenants or agreements contained in this Agreement, which failure, if subject to cure, has not been cured within 10 Business Days after Seller has given notice to Parent and Purchaser of its intention to terminate or (B) if the conditions to the obligations of Seller to consummate the transactions contemplated by this Agreement shall not have occurred by forty-five (45) days after Premerger Notifications have been filed under the HSR Act.

          (iii) by Purchaser, (A) if Seller or Bowne shall have failed to perform any of its covenants in this Agreement, which failure, if subject to cure, has not been cured within 10 Business Days after Purchaser has given notice to Seller and Bowne of its intention to terminate or (B) if the conditions to the obligations of Purchaser to consummate the transactions contemplated by this Agreement shall not have occurred by forty-five days after Premerger Notifications have been filed under the HSR Act.

     (b) In the event of termination by Seller or Purchaser, or both, pursuant hereto, written notice thereof shall forthwith be given to the other party and all further obligations of the parties under this Agreement shall terminate, no party shall have any right under this Agreement against any other party except as set forth in this Article VIII, and each party shall bear its own costs and expenses. In such event:

          (i) If this Agreement is terminated by Seller pursuant to Section 8.1(a)(ii)(A) or by Purchaser pursuant to Section 8.1(a)(iii)(A), the terminating party's right to pursue all legal and equitable remedies for

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breach of contract or otherwise, including, without limitation, Damages relating thereto, shall survive such termination unimpaired; and

          (ii) Nothing herein shall preclude any party, upon a breach hereof by another party, from pursuing all equitable remedies, including specific performance, it being acknowledged and agreed by the parties that the transactions contemplated hereby are of a special, unique and extraordinary character and that any breach will cause irreparable injury to the non-breaching party for which money damages will not provide a wholly adequate remedy.

                                   ARTICLE IX
                               GENERAL PROVISIONS

     SECTION 9.1 Miscellaneous.

     (a) Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of representatives, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     (b) All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by nationally recognized overnight courier or by telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

     If to Seller:

     Donnelley  Enterprise  Solutions  Incorporated
     c/o Bowne & Co.,  Inc.
     345 Hudson  Street
     New York,  New York 10014
     Attention:  Robert M. Johnson
     Telecopier: 212-229-7202

     with a copies to:


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     Bowne & Co., Inc.
     345 Hudson Street
     New York, New York 10014
     Attention: Bruce Bezpa
     Telecopier No.: 212-229-7392

                                     - and -

     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, New York 10017-3954
     Attention: Vincent Pagano, Jr., Esq.
     Telecopier No.: 212-455-2502

     If to Parent and Purchaser:

     WinStar LANSystems Acquisition Corp.
     c/o WinStar Communications, Inc.
     230 Park Avenue -- Suite 2700
     New York, New York  10169
     Attention:  Timothy R. Graham, Esq.
     Telecopier No.: (212) 922-1637

     with a copy to:

     Graubard Mollen & Miller
     600 Third Avenue
     New York, New York  10016
     Attention:  David Alan Miller, Esq.
     Telecopier No.: (212) 818-8881

     (c) No party shall make any public announcements in respect of this Agreement or the transactions contemplated herein without the consent of the other, which consent shall not unreasonably withheld or delayed, except that a party may make any public announcement it deems necessary to comply with its legal obligations (including disclosure by means of filings with the Securities and Exchange Commission and other Governmental Authorities), and will use reasonable efforts to provide a copy of such public announcement to Seller prior to the public dissemination thereof.

     (d) Purchaser may assign its rights under this Agreement, or any portion thereof, to any wholly-owned direct subsidiary (including a non-corporate subsidiary) of WinStar Communications, Inc. or any successor to WinStar
Communications, Inc., provided that such assignee shall assume in writing the rights and obligations so assigned and such assignment shall not relieve
Purchaser of its obligations hereunder to the extent not fulfilled by such assignee. Seller shall not assign any of its rights under this Agreement without the prior written consent of Purchaser.

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     (e) This  Agreement may not be amended or modified  except by an instrument in writing signed by Seller, Bowne, Parent and Purchaser, which instrument shall thereupon be binding upon all the parties.

     (f) Any party may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

     (g) If any provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by a court or regulatory agency of competent jurisdiction, the other provisions of this Agreement shall not be affected and shall remain in full force and effect and the parties shall negotiate in good faith revisions to this Agreement so as to effect the original intent of the parties pursuant to the provision so affected.

     (h) This Agreement, together with the Schedules and Exhibits hereto constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof and thereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     (i) This Agreement shall inure to the benefit of and be binding upon the successors, distributees and assigns of the parties.

     (j) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of law. EACH PARTY HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN THE STATE OF NEW YORK, COUNTY OF NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY REGISTERED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 10.1(b). EACH PARTY FURTHER

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WAIVES  ANY  OBJECTION  TO VENUE IN NEW YORK AND ANY  OBJECTION  TO AN ACTION OR
PROCEEDING IN SUCH STATE AND COUNTY ON THE BASIS OF FORUM NON CONVENIENS. EACH PARTY ALSO WAIVES ANY RIGHT TO TRIAL BY JURY.

     (k) This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

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



     (l) No provision of this Agreement or any other instrument or other document delivered in connection with the transactions contemplated hereby will be interpreted in favor of, or against, any of the parties by reason of the extent to which such party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     IN WITNESS WHEREOF, each of Seller and Purchaser has caused this Agreement to be executed by its respective officers thereunto duly authorized, in each case, as of the date first written above.

                                  DONNELLEY ENTERPRISE SOLUTIONS
                                  INCORPORATED

                                        /s/ Robert M. Johnson
                                  By:________________________________
                                  Name: Robert M. Johnson
                                  Title:Chairman


                                  BOWNE & CO., INC.

                                        /s/ Robert M. Johnson
                                  By:________________________________
                                  Name: Robert M. Johnson
                                  Title:Chairman

                                  WINSTAR COMMUNICATIONS, INC.

                                        /s/ Frederic E. Rubin
                                  By:________________________________
                                  Name: Frederic E. Rubin
                                  Title:Vice President

                                  WINSTAR LANSYSTEMS ACQUISITION, LLC
                                   By: WINSTAR WIRELESS, INC., Member

                                        /s/ T. R. Graham
                                  By:________________________________
                                  Name: T.R. Graham
                                  Title:Vice President

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